Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 2, 2010 to be effective September 2, 2010 (the “Effective Date”), by and between ATS Corporation, a Delaware corporation (hereinafter referred to as “Employer”), and John Hassoun, an individual (hereinafter referred to as “Employee”) residing at the address set forth on the signature page hereof.

WITNESSETH:

WHEREAS, Employer desires to engage or employ Employee to perform services for Employer (or any present or future parent, subsidiary, or affiliate of Employer and any successor or assign of Employer) upon the terms and conditions set forth below, and Employee desires to accept employment upon such terms and conditions.

 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           EMPLOYMENT.  Employer hereby employs Employee to serve in the position of Senior Vice President and Employee hereby accepts employment by Employer in such position, upon all of the terms and conditions set forth in this Agreement.

2.           TERM.  This Agreement and the term of Employee’s employment hereunder (the “Employment Term”) (i) shall begin on the Effective Date and, unless earlier terminated as set forth in Section 9 hereof, shall continue through September 1, 2013 (the “Term”). Further, the phrase “termination of employment” as used hereinafter shall be deemed to be “separation from service” under Section 409A of the Internal Revenue Code (the “Code”).

3.           EMPLOYEE’S REPRESENTATIONS AND WARRANTIES.  Employee represents, warrants and covenants to Employer that he is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature that would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or that would otherwise pose any conflict of interest.

4.           DUTIES AND EXTENT OF SERVICES.

(a)           Duties.  During the Employment Term, Employee shall serve in the position of Senior Vice President and shall have such authority and perform such duties as are commensurate with such position and as reasonably assigned by Employer and consistent with such position.  In addition, Employee shall hold such other office(s) with Employer (or any affiliates of Employer) to which he may be elected, appointed or assigned from time to time, and to which he has consented, and shall discharge the duties related to such offices.

(b)           Extent of Service.  During the Employment Term, Employee shall devote his full business time, skill, attention and energy exclusively, diligently, and competently to perform the duties and responsibilities assigned to him hereunder or pursuant hereto, provided that he may manage personal investments, and, with the consent of Employer which shall not be unreasonably withheld, delayed or conditioned, serve on corporate, civic or charitable boards.  Employee shall be available to travel as the reasonable needs of the business of Employer require.

5.           COMPENSATION.

(a)           Base Salary.  Subject to Section 11 of this Agreement, for all services rendered under this Agreement during the Term, Employer shall pay to Employee a base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum, as adjusted from time to time (“Base Salary”).  The Base Salary shall be payable in installments in accordance with Employer’s normal payroll practices for compensating its Employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer’s usual practices and as required by law.  Effective with Employer’s 2011 salary review cycle for officers and senior managers, Employee shall become eligible to receive annual increases consistent with Employer’s practices with respect to annual salary increases given to other Employees of Employer with responsibilities, titles and performance comparable to those of Employee.

(b)           Incentive Compensation.   Employee shall be eligible to participate in Employer’s management incentive program as in effect from time to time for the officers and senior managers of Employer (“Incentive Compensation”).

6.           FRINGE BENEFITS AND EXPENSES.

(a)           Fringe Benefits.  Employee shall be entitled to such fringe benefits as are generally made available by Employer to Employee personnel, including, but not limited to, health insurance.

(b)           Expenses.  Employer shall reimburse Employee for his reasonable out-of-pocket costs and expenses in connection with the performance of his duties and responsibilities hereunder, subject to the submission of appropriate vouchers, bills and receipts in accordance with Employer’s policies from time to time in effect, including sufficient detail to entitle Employer to income tax deductions for such paid items, if such items are so deductible, provided, however, that (i) the amount of such expense eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred.

7.           NON-COMPETITION AND NON-SOLICITATION.

(a)            For as long as Employee shall remain employed by Employer and for (i) one year if terminated by Employer for Cause or by Employee for any reason and (ii) if terminated by Employer without Cause pursuant to Section 11(f) one year if terminated during the Term (the “Non-Competition Period”), Employee shall not, directly or indirectly, as principal, agent, Employee, employer, consultant, independent contractor, stockholder, partner or in any other individual capacity whatsoever (except as permitted herein), engage in any Competitive Business Activities without the written consent of Employer.  For purposes of this Agreement, “Competitive Business Activity” means any business activities that are competitive with the activities of Employer as of the date Employee ceases, for any reason, to be employed by Employer or its affiliates.  The foregoing shall not prevent Employee from owning for investment purposes up to 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity (provided that, in no event shall Employee own more than 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity).

(b)           For a period equal to the longer of (i) three (3) years after the Effective Date and (ii) eighteen (18) months after Employee ceases, for any reason, to be employed by Employer or its affiliates, Employee shall not (for his own benefit or for the benefit of any person other than Employer and its affiliates) solicit, or assist any person other than Employer to solicit, any officer, director, Employee or Employee of Employer or any of their respective affiliates to leave his or her employment.

(c)           During the Non-Competition Period, Employee shall not, either himself, or for the benefit of any other person, either as Employee, consultant, investor or in any other capacity whatsoever, contact any Customer or Prospective Customer for the purpose of selling any products or services that constitute a Competitive Business Activity.  For purposes of this Agreement, “Customer” means any Person who has purchased products or services from Employer and its affiliates at any time within two (2) years prior to the date Employee ceases, for any reason, to be employed by Employer or its affiliates and “Prospective Customer” means any Person or entity who Employer and its affiliates solicited or had plans to solicit for the provision of services during the six month period prior to termination of Employee’s employment, for any reason.

 (d)           Employee has carefully read and considered the provisions of this Section 7, and, having done so, agrees that (i) the restrictions set forth herein are reasonable, in terms of scope, duration, geographic scope and otherwise, (ii) Employer is in the process of expanding its operations and Employee will have access to critical information regarding its operations and therefore the broad scope of the restrictions relating to Employer’s business are necessary, (iii) the protection afforded to Employer hereunder is necessary to protect its legitimate business interests and is no greater than necessary to protect Employer’s legitimate business interests, (iv) the agreement to observe such restrictions forms a material part of the consideration for this Agreement and Employee’s employment by Employer and (v) upon the termination of Employee’s employment with Employer for any reason, she will be able to earn a livelihood without violating the foregoing restrictions.  In the event that, notwithstanding the foregoing, any of the provisions of this Section 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 7 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(e)           Employee agrees that Employer’s remedies at law for any breach or threat of breach by his of any of the provisions of this Section 7 will be inadequate and that Employer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 7 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which Employer may be entitled at law or equity.  Employer agrees that the Employee’s obligations under this Section 7 are contingent upon the Employer fulfilling its obligations to make the payments required by Section 11, Section 12, and Section 13.

8.          TRADE SECRETS.  Employee shall not use or disclose any of Employer’s trade secrets or other confidential information.  The term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how,” formulae, secret processes or machines, inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, plans for future development, and other information of a similar nature that is designated as confidential or generally maintained as confidential or proprietary by Employer.  After termination of Employee’s employment, Employee shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of Employer’s policies or is disclosed to Employee by a third party who is entitled to receive and disclose such information.

9.           RETURN OF DOCUMENTS AND PROPERTY. Upon the effective date of notice of Employee’s or Employer’s election to terminate Employee’s employment, or at any time upon the request of Employer, Employee (or her heirs or personal representatives) shall deliver to Employer (a) all documents and materials containing trade secrets or other confidential information relating to Employer’s business and affairs, and (b) all documents, materials and other property belonging to Employer, which in either case are in the possession or under the control of Employee (or her heirs or personal representatives).

10.         DISCOVERIES AND WORKS.  All discoveries and works made or conceived by Employee during his employment by Employer, jointly or with others, that relate to Employer’s activities shall be owned by Employer.  The term “discoveries and works” includes, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship.  Employee shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, Employer to evidence or better assure title to such discoveries and works in Employer, (b) assist Employer in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works, and (c) promptly execute, whether during his employment by Employer or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for Employer and to protect its title thereto.  Any discoveries and works which, within six months after the termination of Employee’s employment by Employer, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employer and which pertain to the business carried on or products or services being sold or developed by Employer at the time of such termination shall, as between Employee and Employer, be presumed to have been made during Employee’s employment by Employer.  Set forth on Schedule 10 attached hereto is a list of inventions, patented or unpatented, if any, including a brief description thereof, which are owned by Employee, which Employee conceived or made prior to her employment by Employer and which are excluded from this Agreement.

11.        TERMINATION OF EMPLOYMENT.

(a)           Upon thirty (30) days’ prior written notice, Employer may terminate Employee’s employment, with or without “Cause,” as defined in Section 11(f) below.  Upon thirty (30) days’ prior written notice, Employee may terminate his employment, with or without “Good Reason,” as defined in Section 11(e) below.  Upon any termination of Employee’s employment (the “Date of Termination”) for any reason, Employer shall:

(i)	pay to Employee any unpaid Base Salary through the Date of Termination;

(ii)	provide to or for the benefit of Employee the benefits, if any, otherwise expressly provided under this Section 11, Section 12 or Section 13, as applicable.

Any payments under this Section 11, Section 12 or Section 13 that are to be made in connection with the termination of Employee’s employment are subject to the provisions of Section 20 and will be paid in cash (with deduction of such amount as may be required to be withheld under applicable law and regulations) within ten (10) business days of Employee’s termination of employment; provided, however, that if such ten-day period begins in one calendar year and ends in another, Employee may not choose in which taxable year such payment will be made. All other compensation and employment benefit arrangements provided for in this Agreement shall cease upon such termination of employment except to the extent required by law or otherwise expressly provided by such arrangements.

(b)           In the event Employer terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii) and subject to the provisions of Sections 13 and 20, Employer shall pay to Employee (i) a severance benefit in an amount equal to eleven  months of Employee’s then applicable Base Salary if such termination should occur within the first twelve months of the Term or a severance benefit in an amount equal to eight months of Employee’s then applicable Base Salary if such termination should occur after the first twelve months of the Term. Such severance benefit will be payable in eleven equal monthly installments for a period of eleven (11) months following the termination of employment if the termination occurs in the first twelve months of the Term or such severance benefit will be payable in eight equal monthly installments for a period of eight (8) months following the termination of employment if the termination occurs after the first twelve months of the Term. In addition, all stock options and other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable in accordance with the applicable award agreement.

(c)           In the event Employer terminates Employee’s employment for Cause, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable in accordance with the applicable award agreement.

(d)           In the event Employee terminates his employment without Good Reason, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable in accordance with the applicable award agreement.

(e)           For purposes of this Agreement, Employee shall be considered to have “Good Reason” to terminate his employment if, without his express written consent (except as contemplated by this Agreement or in connection with the termination of his employment voluntarily by Employee, by Employer for Cause, or under the circumstances described in Section 13 hereof), (i) the responsibilities of Employee are substantially reduced or altered, (ii) Employee’s Base Salary is reduced without his consent, or (iii) Employee’s offices are relocated anywhere other than within a fifty (50) mile radius of his office in McLean, Virginia; provided, however, that if Employee terminates this Agreement for one or more of the reasons stated in clauses (i) or (ii), Employer shall have a period of thirty (30) business days after actual receipt written notice of Employee’s assertion of Good Reason to cure the basis for such assertion, and, in the event of cure (or the commencement of steps reasonably designed to result in prompt cure), the assertion of Good Reason shall be null and void.

(f)           For purposes of this Agreement, Employer shall have “Cause” to terminate Employee’s employment hereunder upon (i) the continued, willful and deliberate failure of Employee to perform his duties in a manner substantially consistent with the manner prescribed by the Chief Operating Officer or Chief Executive Officer (other than any such failure resulting from his incapacity due to physical or mental illness), (ii) the engaging by Employee in misconduct materially and demonstrably injurious to Employer, (iii) the conviction of Employee of commission of a felony, whether or not such felony was committed in connection with Employer’s business, or (iv) the circumstances described in Section 13 hereof, in which case the provisions of Section 13 shall govern the rights and obligations of the parties; provided, however, that if Employer terminates this Agreement for one or more of the reasons stated in clauses (i) or (ii), Employee shall have a period of thirty (30) business days after actual receipt written notice of Employer’s assertion of Cause to cure the basis for such assertion, and, in the event of cure (or the commencement of steps reasonably designed to result in prompt cure), the assertion of Cause shall be null and void.

(g)           Notwithstanding any other provision hereof, Employee shall not be entitled to receive any payment under Section 11 or 12 of this Agreement that is treated as “deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder prior to the time such payment is permitted to be made under Section 409A(a)(2)(B) of the Code.

12.         CHANGE IN CONTROL.

(a)         All unvested restricted stock, stock options and any other equity-based compensation arrangements theretofore granted to Employee shall vest in full on the date of a “Change in Control” (as defined in Section 12(c) below), although no acceleration of payment may be made, except in conformance with Section 409A.

(b)         In the event that Employer terminates Employee’s employment with Employer without Cause within twelve months after a “Change in Control” (as defined in Section 12(c) below), or if Employee terminates his employment with Employer for Good Reason (in accordance with Sections 11(e) and 11(f) above) within twelve months after a Change in Control, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), Employer shall pay to Employee a severance benefit in an amount equal to one year Base Salary. Such severance benefit will be payable in twelve equal monthly installments for a period of twelve (12) months following the termination of employment. In addition, all stock options and other equity-based compensation arrangements that must be exercised shall be exercisable in accordance with the terms of the applicable award agreement.

(c)         For purposes of this Agreement, “Change in Control” shall mean an occurrence of any of the following events:

(i)
an acquisition (other than directly from Employer) of any voting securities of Employer (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than an employee benefit plan of Employer, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Employer’s then outstanding Voting Securities; or

(ii)
the consummation of (A) a merger, consolidation or reorganization involving Employer, unless the company resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume this Agreement and the stockholders of Employer immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, (B) a complete liquidation or dissolution of Employer, or (C) a sale or transfer of all or substantially all of the assets of Employer.

13.         DISABILITY; DEATH.

(a)           If, prior to the expiration or termination of the Employment Term, Employee shall be unable to perform his duties by reason of disability or impairment of health for at least six consecutive calendar months, Employer shall have the right to terminate Employee’s employment on account of disability by giving written notice to Employee to that effect, but only if at the time such notice is given such disability or impairment is still continuing.  In the event of a dispute as to whether Employee is disabled within the meaning of this Section 13(a), either party may from time to time request a medical examination of Employee by a doctor selected by Employer, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether Employee has become disabled and the date when such disability arose.  The cost of any such medical examination shall be borne by Employer.  If Employer terminates Employee’s employment on account of disability, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated, and all vested stock options shall be exercisable in accordance with the terms of the applicable award agreement.

(b)           If, prior to the expiration or termination of the Employment Term, Employee shall die, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), the Employment Term shall terminate without further notice.  In such an event, all unvested stock options and any other equity-based compensation arrangements shall be terminated, and all vested stock options shall be exercisable in accordance with the terms of the applicable award agreement.

(c)           Nothing contained in this Section 13 shall impair or otherwise affect any rights and interests of Employee under any insurance arrangements, death benefit plan or other compensation plan or arrangement of Employer which may be adopted by the Board.

14.         LAW APPLICABLE.  This Agreement shall be governed by and construed pursuant to the laws of the Commonwealth of Virginia, without giving effect to conflicts of laws principles.

15.         NOTICES.  Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing and sent by certified or registered mail, return receipt requested, to the residence, listed on the signature page of this Agreement, in the case of Employee, and to 7925 Jones Branch Drive, McLean, Virginia 22102, Attention: Chief Executive Officer, in the case of Employer.

16.         ASSIGNMENT, ETC.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Employee acknowledges and agrees that he cannot assign or delegate any of his rights, duties, responsibilities or obligations hereunder to any other person or entity.  Employer may assign its rights under this Agreement to any affiliate of Employer or to any entity upon any sale of all or substantially all of the assets of Employer, or upon any merger or consolidation of Employer with or into any other entity, provided that such assignment shall not relieve Employer of its obligations hereunder without the written consent of Employee.

17.           ENTIRE AGREEMENT; MODIFICATIONS.  This Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing duly signed by the parties hereto.

18.           SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

19.           NO WAIVER.  A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation.  No oral waiver shall be binding.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

20.           COMPLIANCE WITH SECTION 409A.  Because the parties hereto intend that any payment under this Agreement shall be paid in compliance with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretative authority thereunder, such that there will be no adverse tax consequences, interest or penalties as a result of such payments, the parties hereby agree to modify the timing (but not the amount) of any payment hereunder to the extent necessary to comply with Section 409A and avoid application of any taxes, penalties or interest thereunder.  Consequently, notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A, Employee shall not be entitled to any payments upon Date of Termination until the earlier of (i) the date which is six (6) months after Date of Termination for any reason other than death, or (ii) the date of Employee’s death.  Any amounts otherwise payable to Employee following Date of Termination that are not so paid by reason of this Section 20 shall be paid as soon as practicable after the date that is six (6) months after Date of Termination (or, if earlier, the date of Employee’s death).  The provisions of this Section 20 shall only apply if, and to the extent, required to comply with Section 409A in a manner such that Employee is not subject to additional taxes and/or penalties under Section 409A.

21.           COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this agreement to account for all such counterparts.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Agreement on the day and year first above written.

ATS CORPORATION

By:	/s/ Edward H. Bersoff
Name: Edward H. Bersoff
Title: Chief Executive Officer

EMPLOYEE

/s/ John Hassoun
Name: John Hassoun

Schedule 10

Inventions Owned by Employee

[None.]

Exhibit A

Form of General Release

GENERAL RELEASE

I, John Hassoun, in consideration of and subject to the performance by ATS Corporation, a Delaware corporation (the “Company”), hereby give this GENERAL RELEASE (the “Release”) in exchange for the payments and benefits to be provided to me under that certain Employment Agreement dated September 2, 2010, between the Company and me (the “Employment Agreement”).

1.          I hereby acknowledge and agree that the payments and benefits provided under the Employment Agreement represent substantial consideration over and above that to which I would otherwise be entitled and that I am voluntarily executing this Release so as to be eligible to receive such benefits.

2.          For myself and my personal representatives, I hereby release, forever discharge, indemnify and hold harmless the Company and its affiliates, and the officers, directors, shareholders, owners, Employees and agents of the Company and its affiliates in their capacity as such (collectively, the “Released Parties”), from any and all causes of action, suits, debts, agreements, promises, damages, judgments, claims, demands, obligations and liabilities of any kind of nature whatsoever, whether known or unknown, liquidated or unliquidated, which I or my heirs or personal representatives ever had, now have or hereafter can, shall or may have against any of the Released Parties, for, upon, or by reason of any act, omission, occurrence, cause or thing whatsoever prior to the date hereof.  I agree not to sue any of the Released Parties in any court or bring any other kind of legal proceeding against any of the Released Parties regarding any of the matters as to which I have released the Released Parties under this Release.

The foregoing release is a general release that includes, but is not limited to, a release of any claim I may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act which prohibits paying men and women unequal pay for equal work; and any other federal, state or local law or regulation or under common law.

3.            I represent and warrant that:

(a)           I have returned all property of the Company or any affiliate or subsidiary thereof in my possession, including keys, property access devices, and credit cards and any confidential or proprietary information regarding the Company and its affiliates in tangible form.

(b)           In executing this Release, I have not relied upon, and I do not rely upon, any representation or statement made to me by the Company or any of its affiliates or any of their agents or representatives, other than any statements expressly contained herein.

4.           I agree that if any provision of this Release is adjudicated to be invalid or unenforceable, or if compliance with any provision of this Release is restrained pending a final determination as to its legality, such deletion or restraint shall apply only to the operation of the provision or provisions deemed invalid, unenforceable, or restrained, and to the extent any provision of this Release is deemed invalid, unenforceable, or restrained, the remaining provisions will be valid and enforceable to the fullest extent possible.

5.           I agree that in the event that I receive any or all of the payments and benefits under the Employment Agreement and then I subsequently revoke this Release or breach any provision hereof, I shall promptly pay to the Company the amount of such payments and benefits I received and in no event later than five (5) days after such revocation or breach.

6.           I agree that in the event of any breach or threatened breach of this Release by me, the Company shall be entitled to specific performance and injunctive relief (i.e., a court order) as a remedy for any such breach or threatened breach hereof without necessity of posting bond or other security, the requirement for which is expressly waived.  Such remedy shall not be deemed to be the exclusive remedy for any breach of this Release but shall be in addition to all other remedies available to the Company at law or in equity.

7.           I agree that this Release shall also be binding upon my spouse, dependents, children, heirs, successors and assigns and their legal representatives and shall inure to the benefit of and shall release the Company and its successors and assigns.

8.           I acknowledge and hereby state that (i) I enter into this Release voluntarily without duress or undue influence; (ii) I have read and understand the terms and conditions of this Release; and (iii) I have had a reasonable opportunity to review this Release.  Furthermore, I understand that I may revoke this Release within seven days of signing it by delivering a written revocation to the Chief Executive Officer of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

NOTICE

YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS GENERAL RELEASE.  YOU HAVE THE RIGHT TO CONSIDER IT FOR TWENTY-ONE (21) DAYS BEFORE SIGNING IT.  ALSO, YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THIS GENERAL RELEASE.  YOU HAVE SEVEN (7) CALENDAR DAYS AFTER SIGNING THIS GENERAL RELEASE TO REVOKE YOUR SIGNATURE.  IF YOU CHOOSE TO REVOKE THIS GENERAL RELEASE, IT WILL NOT BE BINDING ON YOU, BUT YOU WILL NOT BE ENTITLED TO PAYMENTS OR BENEFITS UNDER THE TERMS OF THE EMPLOYMENT AGREEMENT.  IN ADDITION, IF YOU BREACH ANY PROVISION OF THIS RELEASE, YOU WILL NOT BE ENTITLED TO PAYMENTS OR BENEFITS UNDER THE EMPLOYMENT AGREEMENT.  MOREOVER, IF YOU RECEIVE ANY PAYMENTS OR BENEFITS UNDER THE TERMS OF THE EMPLOYMENT AGREEMENT AND SUBSEQUENTLY REVOKE THIS GENERAL RELEASE OR BREACH ANY PROVISION HEREOF, YOU MUST REMIT SUCH PAYMENTS OR BENEFITS TO THE COMPANY IMMEDIATELY.

Presented: ____________, 2010.

I, John Hassoun, hereby accept and agree to all the provisions of this Release.

Date:
Employees’ Signature

John Hassoun

Date:
Witness’ Signature

Printed Name of Witness